Exhibit 10.2

BILL OF SALE

Date:	March 18, 2005

Shareholders:

Collectively all of the following Shareholders of the Company on the Date, by and through their duly authorized representative (“Shareholders’ Representative”), and their heirs, successors and assigns: KOVALSKY VLADIMIR VASYLEVICH; VASILUK YURY NIKOLAEVICH; IVARS HOVALKO; and KRISHNA PEMSING.

Shareholders’ Representative:	VLADIMIR KOVALSKI
Baltoil-Group
130, Dzerginskogo str., Kaliningrad, Russia

Buyer:	APOLLO RESOURCES INTERNATIONAL, INC.
3001 Knox St., Suite 403, Dallas, TX 75205

The Parties:	Shareholders and Buyer

Company:	JSC KALININGRADNEFT
ul. Portovaya 32a, 236039, Kaliningrad, Russia

Ownership:	90% of the shares of the stock of Company, equal to
90% of the total equity ownership of Company.

Consideration:	The Convertible Debenture attached hereto as Exhibit “A”.

Recitals

WHEREAS:

A.           The Company owns oil production operations in the Kaliningrad Oblast region of Russia.

B.             Buyer wishes to pay Shareholders the Consideration for the purchase of the Ownership.

C.             Shareholders wish to sell the Ownership to Buyer upon the terms and subject to the conditions set forth in this Bill of Sale.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, and covenants hereinafter set forth, and for other good and valuable consideration, including the Consideration as herein defined, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       Stock Sale Agreement.  This Bill of Sale is being executed and delivered pursuant to the transaction evidenced in part by that certain Stock Sale Agreement, dated February 9, 2005, by and among the Shareholders and Buyer.  Capitalized terms used in this Bill of Sale and not otherwise defined shall have the meanings assigned in the Stock Sale Agreement.  Furthermore, the parties do each hereby reaffirm, attest to, acknowledge, ratify and fully incorporate the terms of the Stock Sale Agreement with their execution of this Bill of Sale.

2.                                       Sale and Purchase.  The Shareholders hereby assign, transfer, convey, and sell to Buyer, the Ownership, as defined herein, together with the Company’s related capital accounts, all rights represented by such shareholder interests, and all goodwill associated therewith, according to and under the terms and conditions and representations of the Stock Sale Agreement.

3.                                       Payment of Consideration.  Buyer hereby pays, grants and transfers to the Shareholders the Consideration, and the Shareholders hereby acknowledge receipt of the Consideration as full and complete consideration for the Ownership.

4.                                       Other Documents.  Each party shall promptly execute and deliver to the other party all such further instruments, assignments, assurances and other documents as such party may reasonably request in connection with its performance under this Bill of Sale and the transactions contemplated hereby and by the Stock Sale Agreement.

5.                                       Representations and Warranties of The Shareholders.  The Shareholders hereby represent and warrant to Buyer the following, both as of the date hereof and as of Closing, and acknowledge and accept that any failure as to these representations and warranties shall be a material breach of this Bill of Sale in which case Buyer shall be entitled, at its sole discretion, to any or all of its remedies hereunder and under the Convertible Debenture.

a.               The Shareholders own all of the Ownership free and clear of all liens, debts, obligations or claims;

b.              Attached as Exhibits “B” and “C” hereto are the following two reports:

i.                  Technical Opinion on Kaliningradneft Oil Fields:  Novo-Serebrianskoye and Vesselovskoye (Kaliningrad Oblast), Prepared by CEP for Kaliningradneft, September 2004, attached hereto as Exhibit “B”; and

ii.               Tengry Group, Report No. O60101SE, 15.05.2004, Market Value Valuation of JSC “Kaliningradneft”, Portovaya St., 32A, Kaliningrad Region, 236039, Kaliningrad.  Valuation date is as of January 1, 2004.  Report Terms are April 15 – May 15, 2004.  Customer:  JSC “Kaliningradneft”.  Consultant:  “Tengry Group, Ltd.”, Moscow, 2004, attached hereto as Exhibit “C”.

The Shareholders attest that both of these reports, collectively, represent a full, complete, accurate and comprehensive financial overview of the Company, and that both Exhibits “B” and “C” are correct and complete copies of said reports.

c.               The debts of the Company as of the Date equal approximately US$ 2,000,000;

d.              The assets of the Company, being acquired through this Ownership purchase include, but are not limited to all licenses, seismic data and field equipment of the Company as of the Date;

e.               The Shareholders are not party to or bound by any law, contract, promissory note, agreement, commitment, or obligation, creating or securing indebtedness, obligations, or liabilities, a breach or default of which would be triggered by the Shareholders’ execution and delivery of this Bill of Sale;

f.                 Within 60 days of the date hereof, the Shareholders will provide to Buyer complete financial statements of the Company for calendar years 2003 and 2004, prepared according to and in compliance with the American Generally Accepted Accounting Principles (“GAAP”) and prepared by the firm of Deloitte Touche Tohmatsu, accompanied by said firm’s signed statement of such compliance, and said firm’s signed statement that the financial condition of the Company reflected in such financial statements is not materially different in substance than the Estimated Financial Condition of the Company as of December 31, 2003 as reflected in Exhibit “A” to the Stock Sale Agreement;

g.              The Company is a lawful open joint stock company company, duly organized, validly existing and in good standing under the laws of the Kaliningrad Oblast, Russia, and the Russian Federation.  To the Shareholders’ knowledge, there are no pending actions or proceedings (i) to limit or impair the Company’s power to engage in business or (ii) to dissolve the Company; and

h.              The Kaliningrad Oblast is a “Special Economic Zone” regulated by special Russian Federal Laws, which includes the law that no import or export duties or taxes will be assessed against any products or equipment imported or exported to or from Kaliningrad.

i.                  The representations and warranties of the Shareholders of the Company contained in Section 4 of the Stock Sale Agreement are accurate in all respects.

j.                  The Shareholders anticipate that within twelve (12) months of the date of this Agreement, the ten percent (10%) of the shares of the stock of the Company which are not covered by this Agreement shall be returned to the Company (for cancellation by the Company).

6.                                       Representations, Warranties and Covenants of Buyer.  Buyer hereby represents and warrants to the Shareholders the following, both as of the date hereof and as of Closing, and acknowledges and accepts that any failure as to these representations and warranties shall be a material breach of this Bill of Sale in which case the Shareholders shall be entitled, at their sole discretion, to any or all of their remedies hereunder and under the Convertible Debenture:

a.               Buyer is a company duly organized, validly existing and in good standing under the laws of the state of Utah and the United States, and has all requisite power and authority to enter into, perform and carry out all of its duties and obligations in the transaction contemplated by this Bill of Sale.

b.              The execution, delivery and performance of this Bill of Sale and the consummation of the transaction on the part of Buyer contemplated hereunder have been duly authorized by all necessary corporate action on the part of Buyer.  This Bill of Sale is (or will be when executed and delivered pursuant hereto) the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

c.               Neither the execution and delivery of this Bill of Sale by Buyer, nor Buyer’s compliance with any of the terms and provisions of this Bill of Sale, nor the consummation of the transactions contemplated hereby, will conflict with or result in a violation of, or constitute a material default under its Bylaws or any other agreement, contract or commitment to which it is a party; nor will the performance by Buyer of its obligations hereunder violate any judgment, order, injunction, decree, regulation or ruling of any court or governmental authority to which Buyer is subject.

d.              Buyer will make available to the Company a credit to finance the program of capital investment as contemplated by Section 12 of the Stock Sale Agreement and, as of Closing, the Shareholders’ Representative has been appointed to the Board of Directors of Buyer.

7.                                       Other Warranty.  The Shareholders, for themselves and their personal representatives and assigns, covenant and agree to warrant and defend the transfer, assignment and conveyance of the Ownership and Buyer’s title thereto.

8.                                       Attorney Fees.  If any legal action or other proceeding is brought for the enforcement of this Bill of Sale or any other agreement, document, contract, instrument or other writing entered into in connection herewith, because of an alleged dispute, breach, default, or misrepresentation, in connection with any of the provisions of this Bill of Sale or such other writing, the successful or prevailing party shall be entitled to recover its reasonable attorney fees, and other costs and expenses, incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled.

9.                                       Buyer’s Responsibilities.  Attached as Exhibit “D” is a proposed program of capital investment into the Company.  Within thirty (30) days following Buyer’s approval of such program, Buyer shall initiate and commence execution of such program.

10.                                 Property Leases and Acquisitions by the Shareholders.  It is understood by the parties hereto that Buyer intends to build a “Topper Plant” to produce diesel in Kaliningrad region.  The Shareholders hereby agree to use all commercially reasonable efforts to assist Buyer with either (a) the lease for the benefit of Buyer, for a period of no less than 49 years, or (b) the purchase, of property currently owned by the Russian Federation, for and upon which Buyer will construct and operate said Topper Plant.  In addition, the Shareholders will immediately begin negotiations with the appropriate third parties to lease or acquire for the benefit of Buyer a terminal facility suitable for the use of Buyer.

11.                                 Default and Remedies.  Upon any default under the terms of this Bill of Sale or the Stock Sale Agreement, the non-defaulting party shall have such remedies as are expressly stated in the Convertible Debenture.

12.                                 Notices.  In order to be effective all notices, consents, approvals and disapprovals (“Notice”) required by this Bill of Sale must be in writing, signed by an officer or lawful agent of the party giving such Notice, and either (i) personally delivered; or (ii) deposited for delivery by a recognized, private overnight courier for next business morning delivery, properly addressed, and with the full waybill prepaid.  Notice shall be deemed received and effective on the earlier of the date actually received, or, if applicable, three (3) business days after being sent as specified in clause (ii) of this paragraph.  Notices must be addressed to the parties hereto at the addresses first stated above, or in the Exhibits hereto.

13.                                 Entire Agreement; Amendments.  Each of the parties represents that no promise or agreement which is not expressed in this Bill of Sale, the Stock Sale Agreement or the Convertible Debenture, has been made to such party in executing this Bill of Sale, and neither of the parties is relying upon any statement or representation not contained in or referenced by this Bill of Sale.  This Bill of Sale, including the Exhibits hereto, collectively with the Stock Sale Agreement and the Convertible Debenture, constitutes the entire understanding between the parties hereto relative to the subject matter hereof, superseding any and all prior agreements, arrangements, and understandings, written or oral, between the parties.  This Bill of Sale may be amended only by a written instrument signed by the parties.

14.                                 Binding Effect; Permissibility of Assignment.  This Bill of Sale and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.                                 Governing Law and Jurisdiction.  This Bill of Sale shall be governed by and construed in accordance with the laws of the United States of America, and more specifically the laws of the state of Texas, without reference to its conflict of laws rules.  Jurisdiction and venue shall reside exclusively in the United States courts in Dallas County, Texas.

16.                                 Severability.  If any provision of this Bill of Sale is held to be invalid or unenforceable by any court of competent jurisdiction, it is the intent of all of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

17.                                 Covenant of Good Faith and Fair Dealing.  With regard to their respective obligations and commitments under this Bill of Sale, each party covenants that it shall act in good faith and deal fairly with any and all other parties hereto.

18.                                 Reasonable Cooperation.  Each party hereto agrees to execute and deliver such instruments and take such other action as the other party may reasonably request in order to carry out the intent of this Bill of Sale.

19.                                 Equitable Remedies.  In the event of any breach of this Bill of Sale or the Stock Sale Agreement, the provisions of this Bill of Sale may be enforceable in a court of equity by a decree of specific performance.  Any equitable remedy shall not be exclusive and shall be in addition to any other remedy available.

20.                                 Power to Bind.  Responsible officers of the parties have read and understand the contents of this Bill of Sale and are empowered and duly authorized on behalf of their respective party to execute it.

21.                                 Plurality  When the context requires, singular nouns and pronouns include the plural.

22.                                 Counterparts.  This Bill of Sale may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.                                 Shareholders’ Representative.  The Shareholders’ Representative attests, warrants and pledges that he is fully authorized to execute this Bill of Sale of behalf of all of the Shareholders, and that any failure as to this attestation and warranty will constitute a Shareholders’ Breach under the terms of the Convertible Debenture.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Bill of Sale effective on the Date first stated herein.

BUYER:

/s/ Dennis G. McLaughlin, III
APOLLO RESOURCES INTERNATIONAL, INC.
Dennis G. McLaughlin, III, CEO

THE SHAREHOLDERS, BY AND THROUGH THEIR DULY AUTHORIZED REPRESENTATIVE:

/s/ Vladimir Kovalski
Vladimir Kovalski
SHAREHOLDERS’ REPRESENTATIVE